                        News
                                    Release

Exhibit 99.1
Vectren Corporation

P.O. Box 209

Evansville, IN  47702-0209

FOR IMMEDIATE RELEASE
April 23, 2010
Contact:  Chase Kelley, (812) 491-4128 or kckelley@vectren.com

Vectren Energy Delivery of Ohio
union employees ratify new labor agreement

Dayton, Ohio - Utility Workers Union of America (UWUA) Local 175 voted Thursday to ratify a new three-year contract for its Vectren Energy Delivery of Ohio (Vectren) employee-members. UWUA Local 175 represents nearly 150 of Vectren’s natural gas employees in the greater Dayton area.

The previous contract, which was originally set to expire Oct. 31, 2009, expired Nov. 10, 2009, after a short-term extension.

"Productive dialogue earlier this month led both parties to a mutually acceptable resolution” said Dan Berry, president of Vectren Energy Delivery of Ohio. "We very much appreciate the patience of our Ohio workforce, both union and management, who faithfully performed their jobs after the contract expired. The endorsed contract ensures this skilled, dedicated workforce will continue providing safe, reliable natural gas to our customers in west central Ohio."

The tentative agreement was finalized with union leadership April 14 and ratified by employee-members Thursday, April 22.

Vectren delivers natural gas to approximately 317,000 customers in all or portions of Auglaize, Butler, Champaign, Clark, Clinton, Darke, Fayette, Greene, Highland, Logan, Madison, Miami, Montgomery, Pickaway, Preble, Shelby and Warren counties.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind.  Vectren's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit http://www.vectren.com.